UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2017

FEDERATED INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

Federated Investors Tower
Pittsburgh, Pennsylvania 15222-3779
(Address of principal executive offices, including zip code)

(412) 288-1900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On January 27, 2017 (Closing Date), Federated consummated the transfer by its wholly owned subsidiary, Federated Investment Management Company (FIMCO), of FIMCO's general partnership interest in Passport Research, Ltd. (Passport) to Passport Holdings LLC (Holdings), a wholly owned subsidiary of The Jones Financial Companies, L.L.L.P. (Jones Financial). The partnership transfer was consummated pursuant to the terms of that certain definitive Agreement, dated as of April 27, 2016, by and among FIMCO, Passport, Jones Financial, for itself and on behalf of Edward D. Jones & Co., L.P. (EDJones) and Holdings. Prior to the consummation of the partnership transfer on the Closing Date, the parties entered into an amendment to the definitive Agreement, which addressed certain matters relating to the partnership transfer identified between the signing of the definitive Agreement and the Closing Date.

Prior to the consummation of the transaction, FIMCO was the general partner of Passport, EDJones was the limited partner of Passport and Passport served as the investment adviser for a registered investment company, the Edward Jones Money Market Fund (EJMMF), a government money market fund with approximately $20 billion in net assets as of November 30, 2016. EDJones also served as the transfer agent. Prior to the partnership transfer, customers of EDJones with accounts in Tax-Free Money Market Fund (TFMMF), a tax-exempt money market fund advised by Passport, were transitioned from TFMMF to EJMMF during the third quarter of 2016 and, thereafter, TFMMF was liquidated on September 23, 2016. After the consummation of the partnership transfer, Holdings is the general partner of Passport, Jones Financial is the limited partner of Passport, Passport remains the investment adviser for EJMMF, and FIMCO serves as the investment sub-adviser for EJMMF. After the consummation of the partnership transfer, Federated Administrative Services, another wholly owned subsidiary of Federated, also serves as a sub-administrator for EJMMF, and EDJones continues to serve as the transfer agent for EJMMF.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(Registrant)

Date	January 27, 2017	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer